Exhibit 99.1

For Immediate News Release

July 25, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

SECOND QUARTER 2012 OPERATING RESULTS

AND UPDATES FULL YEAR 2012 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended June 30, 2012 was $156,909,000.  This resulted in Earnings per Share — diluted (“EPS”) of $1.63 for the quarter ended June 30, 2012, compared to EPS of $0.49 for the comparable period of 2011, an increase of 232.7%. For the six months ended June 30, 2012, EPS was $2.24 compared to $0.84 for the comparable period of 2011, an increase of 166.7%.

The increase in EPS for the quarter and six months ended June 30, 2012 over the respective prior year periods is due primarily to an increase in real estate sales and related gains in 2012 as well as increased Net Operating Income (“NOI”) from existing and newly developed and acquired communities and a decline  in net interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended June 30, 2012 increased 18.6% to $1.34 from $1.13 for the comparable period of 2011.  FFO per share for the six months ended June 30, 2012 increased 18.1% to $2.61 from $2.21 for the comparable period of 2011.   Adjusting for the non-routine items detailed in Attachment 14, FFO per share would have increased by 17.5% and 20.5% for the three and six months ended June 30, 2012, respectively over the prior year periods.

The Company’s FFO per share for the second quarter of 2012 exceeded the midpoint of the range for its second quarter 2012 outlook by $0.02 per share due to savings in operating expenses.  Approximately half of the year to date savings in operating expenses are timing related and are expected to be incurred in the second half of 2012.

The Company revised its full year 2012 outlook from the full year 2012 outlook provided in February 2012. The Company now expects FFO per share to be within a range of $5.39 to $5.53, with a midpoint of $5.46. The components of the revised outlook are detailed in the following table.

July 2012 Full-Year 2012 Outlook

Comparison to February 2012 Full-Year 2012 Outlook

Per Share

Projected FFO per share 2012 - February 2012 Outlook $5.25 to $5.55 (1)	$ 5.40
Community operations	0.08
Investment activity (2)	(0.03)
Financing activity (2)	0.01

Projected FFO per share 2012 - July 2012 Outlook $5.39 to $5.53 (1)	$ 5.46

(1) Represents the midpoint of the Company's outlook.
(2) Details of the changes in outlook can be found in this earnings release under the section titled “Third Quarter and Updated Full Year 2012 Outlook.”

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “These results demonstrate the continued strength in apartment fundamentals and  the benefit of our development platform.  We increased the midpoint of our  full year 2012 outlook by six cents per share and now expect per share FFO growth of nearly 20% for the year.”

Operating Results for the Quarter Ended June 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $17,011,000, or 6.9% to $261,870,000.  For Established Communities, rental revenue increased 5.8%, attributable to an increase in average rental rates of 6.2% offset by a decrease in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $10,442,000 to $190,279,000. Operating expenses for Established Communities increased $1,667,000, or 3.0%, to $57,748,000. Accordingly, NOI for Established Communities increased by 7.1%, or $8,775,000, to $132,531,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2012 compared to the second quarter of 2011:

Q2 2012 Compared to Q2 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	4.4%	2.1%	5.7%	19.2%
Metro NY/NJ	5.5%	3.8%	6.3%	29.9%
Mid-Atlantic	3.6%	6.8%	2.4%	13.8%
Pacific NW	8.8%	7.2%	9.5%	3.5%
No. California	10.2%	3.9%	12.8%	19.6%
So. California	4.8%	(2.7%)	8.5%	14.0%
Total	5.8%	3.0%	7.1%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

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Operating Results for the Six Months Ended June 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $35,690,000, or 7.4% to $516,357,000.  For Established Communities, rental revenue increased 6.2%, attributable to an increase in average rental rates while maintaining Economic Occupancy at 96.0%. Total revenue for Established Communities increased $21,979,000 to $377,648,000. Operating expenses for Established Communities increased $920,000, or 0.8%, to $114,735,000. Accordingly, NOI for Established Communities increased by 8.7%, or $21,059,000, to $262,913,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011:

YTD 2012 Compared to YTD 2011

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	4.9%	0.8%	7.2%	19.1%
Metro NY/NJ	5.9%	1.4%	8.0%	29.6%
Mid-Atlantic	4.5%	4.7%	4.4%	14.1%
Pacific NW	8.7%	4.2%	10.7%	3.4%
No. California	10.2%	1.0%	14.1%	19.5%
So. California	5.1%	(5.0%)	10.2%	14.3%
Total	6.2%	0.8%	8.7%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the second quarter of 2012, the Company started the construction of four communities: Avalon/AVA Assembly Row, located in Somerville, MA, Avalon East Norwalk, located in Norwalk, CT, AVA University District, located in Seattle, WA and Avalon Dublin Station II, located in Dublin, CA. These four communities will contain 1,226 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $308,700,000.

During the second quarter of 2012, the Company completed four communities: AVA Queen Anne, located in Seattle, WA, Avalon Cohasset, located in Cohasset, MA, Avalon Andover, located in Andover, MA, and Avalon Rockville Centre, located in Rockville Centre, NY.  These four communities contain 887 apartment homes and were constructed for an aggregate Total Capital Cost of $245,900,000.

During the second quarter of 2012 the Company acquired two land parcels for an aggregate purchase price of $24,589,000.   In July 2012, the Company acquired two additional land parcels for an aggregate purchase price of $21,224,000.  The Company anticipates starting construction in 2012 and 2013 on these four land parcels.

Redevelopment Activity

During the second quarter of 2012, the Company commenced the redevelopment of Eaves Fairfax, located in Fairfax, VA.  Eaves Fairfax contains 141 apartment homes and will be redeveloped for an estimated Total Capital Cost of $4,900,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the second quarter of 2012, the Company sold two communities:  Waterford, located in Oakland, CA and Arlington Heights, located in Chicago, IL.  Waterford, containing 544 apartment homes, was sold for $86,500,000 and Arlington Heights, containing 409 apartment homes, was sold for $87,250,000.  The dispositions resulted in an aggregate gain in accordance with GAAP of $95,049,000 and an Economic Gain of $66,265,000.  The Weighted Average Initial Year Market Cap rate for these two communities was 5.3% and the Unleveraged IRR over the 14.9 year holding period was 11.1%.

In conjunction with the disposition of Waterford, the Company repaid the outstanding $33,100,000 variable rate note secured by the community in advance of its June 2014 scheduled maturity.  The Company incurred charges of $602,000 for a prepayment penalty and the write off of deferred finance costs as part of this transaction.  These charges were included in the Company’s financial outlook for the second quarter 2012, provided in April 2012.

During the second quarter of 2012, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon Lombard, located in Chicago, IL. Avalon Lombard, containing 256 apartment homes, was sold for $35,450,000. The Company’s proportionate share of the gain in accordance with GAAP for this disposition was $385,000.

The dispositions transacted in the second quarter of 2012 complete the Company’s exit of the Chicago market.

Acquisition Activity

During the second quarter of 2012, the Company acquired Eaves Cerritos, located in Artesia, CA.  Eaves Cerritos contains 151 apartment homes and was acquired for a purchase price of $29,500,000.

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Financing, Liquidity and Balance Sheet Statistics

At June 30, 2012, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At June 30, 2012, the Company had $431,954,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the six months ended June 30, 2012 was 73%. Interest Coverage for the second quarter of 2012 was 4.8 times.

The Company issued additional shares of common stock during the second quarter of 2012 under the Company’s second Continuous Equity Program (“CEP II”), and completed the program in July 2012. A summary of activity for 2012 and the life of the program is provided in the following table:

$500 million CEP II
2012 and Total Activity

	Shares Issued	Average Price/Share	Net Proceeds
2Q 2012	1,119,892	$140.14	$154,588,000
YTD 2012 (1)	1,435,215	$140.41	$198,489,000
Total Program	3,925,980	$127.36	$492,490,000

(1)	Includes activity through July 2012.

Debt Repayment Activity

In May 2012, in addition to the repayment of the secured financing associated with Waterford discussed above, the Company also repaid a variable rate secured mortgage note in the amount of $14,566,000 in accordance with its scheduled maturity date.

Third Quarter and Updated Full Year 2012 Outlook

During the year, the Company may update its financial outlook based in part on actual economic conditions (including job growth and housing market conditions) which may differ from assumptions used in developing the Company’s outlook provided at the beginning of the year. Any update to the Company’s financial outlook would also rely heavily on portfolio trend analysis.

Property Operations

Rental rates and occupancy through June 2012 are largely in line with the Company’s February 2012 outlook and recent trends suggest that total rental revenue will continue to track our original outlook for revenue growth for 2012 provided in February of 2012.

Operating expenses through June 2012 are less than the original February 2012 outlook, partly due to permanent savings from lower utilities due to mild weather and partly due to the timing of expenses incurred.  The Company expects a portion of these expense savings related to timing to reverse in the second half of 2012.

As a result, the Company revised its expected ranges for operating results, updating the ranges from the February 2012 outlook as follows:

•

the Company revised the range for its expected increase in Established Communities’ revenue and now expects revenue growth of between 5.5% and 6.0% and retained the original midpoint of the range at 5.75%; and

•	the Company revised the range for its Established Communities’ NOI growth and now expects NOI growth of between 7.0% and 8.0%, increasing the midpoint of the range by 0.5% to 7.5%.

Development

The Company continues to expect the following development activity disclosed in its February 2012 outlook.

•	The Company currently has 20 communities under development and anticipates starting between $1,000,000,000 and $1,200,000,000 of new development during 2012.
•	During 2012, the Company expects to disburse between $750,000,000 and $850,000,000 related to current and expected Development Communities and expected acquisitions of land for future development.
•	The Company expects to complete the development of nine communities during 2012 for an aggregate Total Capital Cost of approximately $590,000,000.

Acquisition & Disposition Activity

The Company's expected outlook for acquisition and disposition activity for its wholly owned portfolio for the full year 2012 is revised such that expected dispositions declined to between $250,000,000 and $350,000,000, and acquisitions are expected to decline to between $250,000,000 and $350,000,000.

Capital Markets

The Company continues to expect to raise a total of $700,000,000 to $900,000,000 of new debt and equity capital during 2012.

EPS and FFO Outlook

For the third quarter of 2012, the Company expects EPS in the range of $1.00 to $1.04.  The Company expects EPS for the full year 2012 to be in the range of $5.11 to $5.25.

The Company expects Projected FFO per share in the range of $1.38 to $1.42 for the third quarter of 2012 and Projected FFO per share for the full year 2012 to be in the range of $5.39 to $5.53.

Other Matters

The Company will hold a conference call on July 26, 2012 at 1:00 PM ET to review and answer questions about this release, its second quarter 2012 results, the Attachments (found in the full Earnings Release) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from July 26, 2012 at 3:00 PM ET to August 1, 2012 at 11:59 PM ET, dial 1-800-585-8367 domestically and 1-404-537-3406 internationally, and use Access Code:  97256881.   A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces earnings release attachments (the “Attachments”) that provide detailed information regarding operating, development,

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of June 30, 2012, the Company owned or held a direct or indirect ownership interest in 201 apartment communities containing 59,258 apartment homes in nine states and the District of Columbia, of which 20 communities were under construction and 11 communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Manager of Investor Relations at 1-703-317-4681 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD

	2012	2011	2012	2011

Net income attributable to common stockholders	$156,909	$43,373	$214,667	$73,713
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	66,711	64,240	132,003	127,434
Distributions to noncontrolling interests, including discontinued operations	7	7	14	13
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(385)	--	(1,471)	--
Gain on sale of previously depreciated real estate assets	(95,049)	(7,675)	(95,049)	(7,675)

FFO attributable to common stockholders	$128,193	$99,945	$250,164	$193,485

Average shares outstanding - diluted	95,992,825	88,196,438	95,820,203	87,597,981

Earnings per share - diluted	$1.63	$0.49	$2.24	$0.84

FFO per common share - diluted	$1.34	$1.13	$2.61	$2.21

The Company’s results for the three and six months ended June 30, 2012 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items

Decrease (Increase) in Net income and FFO

(dollars in thousands)

	Q2	YTD	Q2	YTD

	2012	2012	2011	2011

Prepayment penalties and write off of deferred financing costs	$602	$1,853	$-	$-
Acquisition costs - consolidated and joint venture (1)	81	304	1,242	1,276
Gain on Land Sales	(280)	(280)	-	-
Severance and related costs	160	467	(400)	(400)
Interest income on escrow	-	-	-	(2,478)

Total non-routine items	$563	$2,344	$842	$(1,602)

Weighted average dilutive shares outstanding	95,992,825	95,820,203	88,196,438	87,597,981

(1)  Includes the Company’s proportionate share of acquisition costs for joint venture acquisitions.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2012 to the range provided for projected EPS (diluted) is as follows:

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	Low	High
	Range	Range

Projected EPS (diluted) - Q3 2012	$ 1.00	$ 1.04
Projected depreciation (real estate related)	0.67	0.71
Projected gain on sale of operating communities	(0.29)	(0.33)

Projected FFO per share (diluted) - Q3 2012	$ 1.38	$ 1.42

Projected EPS (diluted) - Full Year 2012	$ 5.11	$ 5.25
Projected depreciation (real estate related)	2.69	2.83
Projected gain on sale of operating communities	(2.41)	(2.55)

Projected FFO per share (diluted) - Full Year 2012	$ 5.39	$ 5.53

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets. A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

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	Q2	Q2	Q1	Q4	YTD	YTD
	2012	2011	2012	2011	2012	2011

Net income	$ 156,821	$ 43,192	$ 57,609	$ 322,965	$ 214,430	$ 73,728
Indirect operating expenses, net of corporate income	8,617	7,701	8,036	8,096	16,653	14,729
Investments and investment management expense	1,499	1,341	1,446	1,266	2,945	2,532
Expensed acquisition, development and other pursuit costs	901	1,353	239	330	1,141	2,003
Interest expense, net	33,193	44,544	33,626	37,640	66,819	87,515
(Gain) loss on extinguishment of debt, net	--	--	1,179	1,940	1,179	--
General and administrative expense	8,316	8,145	9,710	7,847	18,026	15,437
Joint venture loss (income)	(2,073)	(395)	(2,175)	(1,607)	(4,248)	(898)
Depreciation expense	64,875	60,836	62,561	61,991	127,436	120,059
Gain on sale of real estate assets	(95,329)	(7,675)	--	(273,415)	(95,329)	(7,675)
(Income) loss from discontinued operations	(1,152)	(283)	(1,717)	845	(2,870)	(303)

NOI from continuing operations	$ 175,668	$ 158,759	$ 170,514	$ 167,898	$ 346,182	$ 307,127

Established:
New England	$ 27,263	$ 25,797	$ 26,631	$ 27,299	$ 53,894	$ 50,280
Metro NY/NJ	40,637	38,230	39,591	38,571	80,228	74,281
Mid-Atlantic	18,722	18,282	18,816	19,063	37,538	35,958
Pacific NW	5,651	5,160	5,572	5,229	11,223	10,141
No. California	23,235	20,600	22,793	21,917	46,028	40,338
So. California	17,023	15,687	16,979	17,326	34,002	30,855
Total Established	132,531	123,756	130,382	129,405	262,913	241,853
Other Stabilized	23,244	20,273	22,705	21,344	45,949	36,344
Development/Redevelopment	19,893	14,730	17,427	17,149	37,320	28,930

NOI from continuing operations	$ 175,668	$ 158,759	$ 170,514	$ 167,898	$ 346,182	$ 307,127

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NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through June 30, 2012 or classified as held for sale at June 30, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2012	2011	2012	2011

Income from discontinued operations	$ 1,152	$ 283	$ 2,870	$ 303
Interest expense, net	53	1,311	133	2,611
Loss on extinguishment of debt	602	--	602	--
Depreciation expense	144	2,084	895	4,160

NOI from discontinued operations	$ 1,951	$ 3,678	$ 4,500	$ 7,074

NOI from assets sold	1,951	3,678	4,500	7,074

NOI from discontinued operations	$ 1,951	$ 3,678	$ 4,500	$ 7,074

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

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	Q2	Q2	YTD	YTD
	2012	2011	2012	2011

Rental revenue (GAAP basis)	$ 190,196	$ 179,775	$ 377,504	$ 355,491
Concessions amortized	97	1,186	295	2,783
Concessions granted	(15)	(378)	(86)	(1,133)

Rental revenue (with concessions on a cash basis)	$ 190,278	$ 180,583	$ 377,713	$ 357,141

% change -- GAAP revenue		5.8%		6.2%

% change -- cash revenue		5.4%		5.8%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2012 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 156,909
Interest expense, net	33,193
Interest expense (discontinued operations)	53
Depreciation expense	64,875
Depreciation expense (discontinued operations)	144

EBITDA	$ 255,174

EBITDA from continuing operations	$ 158,776
EBITDA from discontinued operations	96,398

EBITDA	$ 255,174

EBITDA from continuing operations	$ 158,776

Interest expense, net	$ 33,193

Interest coverage	4.8

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs,

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real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2012 is as follows (dollars in thousands):

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NOI for Established Communities	$ 262,913
NOI for Other Stabilized Communities	45,949
NOI for Development/Redevelopment Communities	37,320
NOI for discontinued operations	4,500
Total NOI generated by real estate assets	350,682
NOI on encumbered assets	96,075

NOI on unencumbered assets	254,607

Unencumbered NOI	73%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations, as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have stabilized operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities do not include communities that are currently held for sale or planned for disposition during the current year.  While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

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